Exhibit 10.69

Waiver and Release Agreement
I, Julio A. Portalatin, in consideration of the terms and conditions in the Terms of Employment Letter dated January 16, 2019 (the “Letter”) which I acknowledge are sufficient consideration to support this Waiver and Release Agreement (“Agreement”), agree to accept the Letter in full resolution and satisfaction of, and hereby irrevocably and unconditionally release and forever discharge Marsh & McLennan Companies, Inc. (the “Company”) and its past and present, direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, assigns and representatives, and all of its or their respective past and present benefit and severance plans, plan administrators, insurers, agents, shareholders, officers, directors, employees, attorneys and representatives, whether acting as agents or in individual capacities (collectively, the “Releasees”) with respect to any and all agreements, promises, rights, liabilities, claims and demands of any kind whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, that I, my heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, accruing, arising or occurring at any time on or prior to the date I execute this Agreement, including, without limitation,
(i) any and all rights and claims arising out of or relating to my employment, compensation and benefits with the Company, and any change in position or status with the Company or any of its affiliates;
(ii) any and all rights or claims under any prior agreements between me and the Company or any of the Releasees (except as set forth in the Letter), including, without limitation, the Letter Agreement, dated as of November 21, 2013, between me and the Company, as amended by the first amendment dated June 6, 2014, second amendment dated June 10, 2016 and third amendment dated September 14, 2017, and the Offer of Employment, dated January 3, 2012 between me and the Company.
(iii) fraud, whistleblower, public policy, defamation, disparagement and other personal injury and tort claims; and
(iv) claims under any federal, state or municipal employee benefit, wage payment, discrimination or fair employment practices law, statute or regulation (e.g., claims based on race, color, sex, religion, age, national origin, disability, sexual orientation, or veteran, marital or citizenship status) law, and claims for costs, expenses and attorneys’ fees with respect thereto, including, without limitation, any and all rights and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1991, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification Act, the Sarbanes-Oxley Act, and the Family and Medical Leave Act, as such laws have been or may be amended.

WAIVER AND RELEASE AGREEMENT

Nothing in this Agreement releases or diminishes any obligations under the Letter, which shall continue in full force and effect in accordance with its terms. Nothing in this Agreement releases or diminishes any vested monies or other vested benefits to which I may be entitled from, under, or pursuant to any incentive, savings, stock, retirement or compensation plan of the Company or the Releasees, or my right, if any, to obtain contribution and/or indemnification, as permitted by applicable law and Company by-laws. In addition, this Agreement does not release any claims that I cannot lawfully release, and does not prohibit me from filing a charge with any government administrative agency (such as the EEOC) as long as I do not personally seek reinstatement, damages, remedies or other relief as to any claim that I have released, any right to which I hereby waive. Further, this Agreement is not intended to and does not affect any rights or claims I may have arising after the date that I execute this Agreement.

This Agreement shall inure to the benefit of and shall be binding upon and enforceable by each and all of the Releasees.
I acknowledge that: before signing this Agreement, I was given a period of twenty-one (21) days in which to review and consider it; I have, in fact, carefully reviewed this Agreement; and that I am entering into the Agreement voluntarily and of my own free will. Further, I am advised to consult with an attorney before signing this Agreement. I acknowledge that, to the extent I wished to do so, I have consulted with an attorney. I represent, warrant and agree that, if I choose to execute this Agreement before the end of the 21-day period, I do so with the understanding that I am choosing not to exercise my right to take the full 21-day period to consider this Agreement, that such early execution was not induced by fraud, misrepresentation or a threat to withdraw or alter the Agreement prior to the expiration of the 21-day period, that such early execution was completely knowing and voluntary, and that I had reasonable and ample time in which to review this Agreement with the advice of counsel.
I agree that, for a period of seven (7) days after I sign this Agreement, I have the right to revoke it by providing written notice to Peter J. Beshar, Executive Vice President & General Counsel, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, 44th Floor, New York, New York 10036. For this revocation to be effective, written notice must be received by Mr. Beshar no later than the close of business on the eighth (8th) day after I sign this Agreement. Notwithstanding anything contained herein to the contrary, this Agreement will not become fully effective and enforceable until after the expiration of the seven-day revocation period.
Accepted and Agreed:

/s/ Julio A. Portalatin	2/14/2019
Julio A. Portalatin	(Date)